Exhibit 5.1

October 15, 2014

Discover Bank, as Originator

    of Discover Card Execution Note Trust

12 Read’s Way

New Castle, Delaware 19720

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com

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Re:	Discover Card Execution Note Trust
Registration Statement on Form S-3
(File Nos. 333-191359, 333-191359-01 and 333-191359-02)
Class A(2014-5) DiscoverSeries Notes

Ladies and Gentlemen:

We have acted as special counsel to Discover Bank, a Delaware banking corporation, in connection with the issuance by Discover Card Execution Note Trust (the “Note Issuance Trust”) of $1,200,000,000 principal amount of Class A(2014-5) DiscoverSeries Notes (the “Notes”) pursuant to the Indenture, dated as of July 26, 2007, as amended (the “Indenture”), as supplemented by the Amended and Restated Indenture Supplement, dated as of June 4, 2010 (the “Indenture Supplement”), and the Terms Document related to the Notes, to be dated as of October 16, 2014 (the “Terms Document”), each by and between the Note Issuance Trust, as Issuer, and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2013 (File Nos. 333-191359, 333-191359-01 and 333-191359-02), as amended as of its most recent effective date (the “Registration Statement”), and the related prospectus dated October 8, 2014 and the prospectus supplement for the Notes dated October 8, 2014 (together, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

October 15, 2014

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Discover Bank, the Note Issuance Trust and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture, the Indenture Supplement and the Terms Document and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, dated October 8, 2014, by and among Discover Bank; the Note Issuance Trust; J.P. Morgan Securities LLC and Mitsubishi UFJ Securities (USA), Inc., as supplemented by the Terms Agreement related to the Notes, dated October 8, 2014, by and among Discover Bank; the Note Issuance Trust; J.P. Morgan Securities LLC and Mitsubishi UFJ Securities (USA), Inc., the Notes will be legally valid and binding obligations of the Note Issuance Trust, enforceable against the Note Issuance Trust in accordance with their respective terms.

Our opinion is subject to (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We are not passing upon the creation, validity, attachment, perfection, or priority of any lien or security interest.

In connection with the exception set forth in clause (a) above, we call your attention to the fact that (i) the Federal Deposit Insurance Corporation, as receiver for NextBank, N.A., has taken the position in regard to NextBank, N.A.’s credit card securitizations that an amortization event related solely to the receivership of the sponsoring bank is unenforceable and has also indicated in a footnote to an interagency advisory, jointly issued with other federal regulatory agencies, that this type of amortization event may be void or voidable under the Federal Deposit Insurance Act and (ii) the Federal Deposit Insurance Act has been amended to impose an automatic stay of 45 to 90 days, as applicable, on certain actions with respect to contracts

October 15, 2014

involving a bank for which a conservator or receiver has been appointed, which may also affect the ability to declare an amortization event with respect to the Discover Card Master Trust I or an early redemption event with respect to the Notes. See 12 U.S.C. §1821(e)(12)(A). We would consider a similar position by the Federal Deposit Insurance Corporation in connection with the subject transaction, or the imposition of such an automatic stay, to fall within the exception set forth in clause (a).

We also call your attention to the fact that federal and state banking regulatory authorities have broad powers to restrict actions by banks that such authorities determine to be unsafe or unsound banking practices, including the power to restrict performance of contracts. We note that the Office of the Comptroller of the Currency (the “OCC”) issued a temporary cease-and-desist order against a national banking association in connection with a securitization of that bank’s credit card receivables asserting that, contrary to safe and sound banking practices, that bank was receiving inadequate servicing compensation under its securitization agreements. The OCC ordered that bank, among other things, to resign as servicer within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing. In rendering our opinion, we have assumed that none of the Pooling and Servicing Agreement, any Series Supplement, the Series 2007-CC Collateral Certificate Transfer Agreement, the Indenture, the Indenture Supplement or the Terms Document, as executed or to be executed, or, if applicable, the compliance by Discover Bank or the Note Issuance Trust with the provisions thereof, constitutes or will constitute an unsafe or unsound banking practice.

We express no opinion with respect to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (b) the waiver of rights or defenses contained in Section 714 of the Indenture; (c) the creation, validity, attachment, perfection, or priority of any lien or security interest; (d) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (e) waivers of broadly or vaguely stated rights; (f) covenants not to compete; (g) provisions for exclusivity, election or cumulation of rights or remedies; (h) provisions authorizing or validating conclusive or discretionary determinations; (i) grants of setoff rights; (j) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (k) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (l) proxies, powers and trusts; (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (n) any provision for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (o) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a

October 15, 2014

judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (p) provisions permitting, upon acceleration of any debt security, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (q) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion or confirmation as to federal or state securities laws (except as set forth in this letter); tax laws, antitrust or trade regulation laws; insolvency or fraudulent transfer laws; antifraud laws; compliance with fiduciary duty requirements; pension or employee benefit laws; usury laws; environmental laws; margin regulations; laws and regulations relating to commodities trading, futures and swaps; FINRA rules; NFA rules; or the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps (without limiting other laws or rules excluded by customary practice).

With your consent, we have assumed for purposes of this opinion (a) that, upon or prior to the issuance and sale of the Notes, (i) the Trust Agreement is duly authorized, executed and delivered by Wilmington Trust Company, as Owner Trustee, (ii) the Notes will be duly authorized by all necessary action of the Note Issuance Trust, and (iii) the Indenture, Indenture Supplement and the Terms Document will be duly authorized, executed and delivered by the Note Issuance Trust and the Indenture Trustee and all documents required to be executed and delivered in connection with the issuance and sale of the Notes will be so executed and delivered by properly authorized persons, (b) the genuineness of all signatures and the legal capacity of all natural persons, (c) that the Indenture, the Indenture Supplement and the Terms Document will constitute legally valid and binding obligations of the Indenture Trustee, enforceable against it in accordance with their respective terms, (d) that the status of the Indenture, the Indenture Supplement and the Terms Document as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (e) that since their respective original dates of execution, except as set forth on Exhibit A hereto, the Trust Agreement, the Indenture and the Indenture Supplement have not been amended, restated, modified, supplemented, or terminated and no rights thereunder have been released, waived or modified either expressly or by any action or inaction of any party.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing of (i) this opinion and (ii) the opinion to be filed as Exhibit 8.1, in each case as part of the Note Issuance Trust’s Current Report on Form 8-K, dated October

October 15, 2014

15, 2014 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Exhibit A

1.	First Amendment to Trust Agreement, dated as of June 4, 2010, between Discover Bank, as Beneficiary and Wilmington Trust Company, as Owner Trustee.

2.	First Amendment to Indenture, dated as of June 4, 2010, between Discover Card Execution Note Trust, as Issuer, and U.S. Bank National Association, as Indenture Trustee.

3.	The terms documents, as amended from time to time, with respect to the Indenture Supplement establishing the terms of series of Notes thereunder, as supplemented by (i) that certain Amendment to Certain Terms Documents, dated as of March 31, 2008, between the Indenture Trustee and the Note Issuance Trust; (ii) that certain Omnibus Amendment, dated as of July 2, 2009, between the Indenture Trustee and the Note Issuance Trust; (iii) that certain Omnibus Amendment, dated as of January 13, 2010, between the Indenture Trustee and the Note Issuance Trust; and (iv) that certain Third Omnibus Amendment to Terms Documents, dated as of June 4, 2010, between Discover Card Execution Note Trust, as Issuer, and U.S. Bank National Association, as Indenture Trustee.